AMEX -"GST"                                                      JANUARY 6, 1998

                                  NEWS RELEASE

     GST TELECOMMUNICATIONS TO SELL ITS INTEREST IN NACT TELECOMMUNICATIONS

(VANCOUVER, Wash.) - GST Telecommunications, Inc. (AMEX: GST) reported today that it and its wholly owned subsidiary GST USA, Inc. have signed an agreement with World Access, Inc. (NASDAQ: WAXS) to sell 5,113,712 shares of NACT Telecommunications, Inc. (NASDAQ: NACT) common stock for approximately $89.4 million.

The Stock Purchase Agreement provides, among other things, that GST will receive from World Access $17.50 per share of NACT Telecommunications common stock, or approximately $89.4 million; approximately $59.6 million will be paid in cash and the balance of approximately $29.8 million will be paid in shares of World Access common stock. The closing of the transaction, which is subject to regulatory compliance and customary conditions, is expected to occur within 45 days.

"GST expressed its intention to consider a sale of NACT several months ago," noted John Warta, chairman and chief executive officer of GST Telecommunications, Inc. "NACT has performed exceptionally well as a majority-owned subsidiary of GST. The sale of NACT and our application of the proceeds of such sale reaffirms our commitment to our core competitive local exchange carrier strategy, and will enable GST management to focus its full attention to further develop our competitive local exchange business."

Warta added, "As we sharpen our focus to grow our core telecommunications services and expand in our existing markets, we believe we are better positioned to take advantage of the rapidly expanding marketplace. This is clearly the next step towards achieving our objective of becoming the leading integrated, full-service provider of choice for our customers throughout the western United States."

"NACT has experienced significant growth as a majority-owned subsidiary of GST", stated Lindsay Wallace, president and chief executive officer for NACT Telecommunications. He continued, "The management of GST has allowed NACT the freedom to pursue its goals and objectives. Going forward, I am confident that World Access with its broad offering of telecommunications switching, transport and access products, and customer support will prove to be a very synergistic environment for NACT."

GST Telecommunications, Inc., headquartered in Vancouver, Wash., currently operates local and long haul fiber networks and Competitive Local Exchange Carrier operations throughout the western United States and Hawaii. Facilities-based GST provides a broad range of integrated telecommunications products and services including voice, video, data and Internet. GST continues to focus on its regional western CLEC strategy by anchoring its CLEC networks in local markets and connecting them via long haul fiber networks. Visit GST's Web site at www.gstcorp.com.

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For more information please contact:
Dan Trampush:              (360) 906-7152
Lisa Miles:                (360) 906-7140